CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 233 to File No. 033-42484; Amendment No. 234 to File No. 811-06400) of our report dated February 27, 2014, on the financial statements and financial highlights of Hamlin High Dividend Equity Fund (one of the series of The Advisors' Inner Circle Fund), included in the December 31, 2013 Annual Report to shareholders.

                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 24, 2014